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                                                                     Exhibit 8.1


[Letterhead of Pillsbury Winthrop LLP]


  50 FREMONT STREET SAN FRANCISCO, CA 94105-2228 415.983.1000 F: 415.983.1200
          MAILING ADDRESS: P. O. BOX 7880 SAN FRANCISCO, CA 94120-7880


April 15, 2003



VINA Technologies, Inc.
39745 Eureka Drive
Newark, CA  94560

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") which includes the Joint Proxy Statement/Prospectus of VINA Technologies, Inc., a Delaware corporation ("VINA"), and Larscom Incorporated, a Delaware corporation ("Larscom"), relating to the proposed Merger, as defined and described in the Agreement and Plan of Merger, dated as of March 17, 2003, by and among VINA, Larscom, and London Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Larscom.

We hereby confirm that, subject to the qualifications set forth therein, the Registration Statement sets forth our opinion in the section entitled "Material United States Federal Income Tax Consequences of the Merger" as to those matters set forth therein as to which we are described as rendering an opinion.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion is being provided to you solely in connection with the Registration Statement and may not be relied upon, circulated, quoted or otherwise referred to for any other purpose.

                                                   Very truly yours,

                                                   /s/ Pillsbury Winthrop LLP